Exhibit 10.1
Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such portions are marked by a series of asterisks.
EXECUTION COPY
UNITED STATES CONSUMER FINANCING SERVICES AGREEMENT
Parties
     This United States Consumer Financing Services Agreement (this “Agreement”) is made and entered into as of November 30, 2006 by and between General Motors Corporation, a Delaware corporation (“GM”), and GMAC LLC, a Delaware limited liability company (“GMAC”).
Recitals
     A. GM, directly and through its Subsidiaries, as defined in this Agreement, is a worldwide manufacturer, distributor, marketer, and seller of motor vehicles, including used vehicles, and related goods and services (“GM Products”), offered for sale to retail Consumers through a network of dealers authorized by GM and its Subsidiaries (“GM Dealers”), including certain dealers that are wholly- or partially-owned by GM or its Subsidiaries.
     B. GMAC is a worldwide diversified financial services company that directly, and through its Subsidiaries, provides automotive and non-automotive finance and lease, insurance, banking, mortgage lending, and other services to a variety of affiliated and unaffiliated Consumers (“GMAC Products”).
     C. GM and GMAC provide significant services and resources to each other. The transactions, relationships, interactions, and dealings between GM and GMAC (“Dealings”), contribute significantly to the success of GM and GMAC, generally providing efficiencies and enhanced results for each of them, including business opportunities and referrals, data and resource sharing, economies of scale, leveraging staff expertise, and administrative conveniences. These efficiencies flow from, among other things, four aspects of their relationship: (1) the formal ownership structure that existed historically, resulting in tax, legal, and administrative efficiencies; (2) propinquity—their history, familiarity, proximity, and common corporate culture and industry experience — allowing informal and simplified interactions including infrastructure sharing; (3) sound business practices, including economies of scale and leveraging of resources; and (4) their “shared”/“common” customers (i.e., GM Dealers and purchasers of GM Products). Combined, these efficiencies result in highly valuable and significant organizational, operational, business, and financial synergies (“Synergies”). Although specific aspects of the Dealings may benefit one party more than the other from time to time, the Synergies produce net positive effects for GM and GMAC jointly and individually.

     D. As a part of its business, GMAC supports the sale of GM Products by purchasing retail installment sale contracts (“Retail Financing”) and lease contracts and, in lease transactions, purchasing the underlying leased vehicle (“Lease Acquisition”), in each case at market and below market rates from GM Dealers (collectively “Consumer Financing”).
     E. GM and GMAC desire to formally document certain of the Dealings related to Consumer Financing in the United States and to establish a framework for negotiating, documenting, administering, and enforcing future Dealings related to Consumer Financing in the United States.
Agreement
     In consideration of the premises and the mutual covenants and agreements and the representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GM and GMAC agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The words in this Agreement have the meanings usually and customarily ascribed to them in commercial contracts, except that words that are defined below have the respective meanings ascribed to such words below or elsewhere in this Agreement.
     “Application” means a credit application completed by a Consumer in connection with the purchase or lease of a new GM vehicle that a GM Dealer submits for GMAC’s assessment and credit decision as to whether GMAC would purchase a retail installment sale or lease contract that the GM Dealer enters into with that Consumer, if the Dealer were to offer it for sale to GMAC.
     ***
     “Business Day(s)” means a day other than Saturday or Sunday on which commercial banks are open for business in New York City.
     ***
     “Confidential Information” means any information (including data developed from any such information) in any format that meets all of the following criteria: (i) GM, GMAC, or their respective Subsidiaries or Representatives (the “receiving party”) obtains the information from the other party (the “disclosing party”) or the disclosing party’s Subsidiaries or Representatives before or after the execution of this Agreement; (ii) the information relates to the business or financial activities of the disclosing party or its Subsidiaries; and (iii) the information is available to the receiving party solely to facilitate the parties’ performance of this Agreement or otherwise as a result of the relationship between GM and GMAC, and includes information relating to customers and dealerships, pricing, methods, operations, processes, trade secrets, credit programs, financial data, business and financial relationships, technical data, statistics, technical specifications, documentation, research, development or related information, computer systems, employees, and any results or compilations of the foregoing. “Confidential Information” does not include any information that: (i) is or becomes publicly available by any means other than a breach of this Agreement; (ii) was known by the receiving party before its receipt from disclosing party; (iii) is independently developed by the receiving party without using information from the disclosing party.
     “Confidential Personal Information” means all information about Consumers that are natural Persons, including names, addresses, telephone numbers, account numbers and lists thereof, and demographic, financial and transaction information for, such Consumers.
     “Consumer” means (i) an individual who obtains GM Products and GMAC Products at retail primarily for personal, family, or household purposes, or (ii) a Person who obtains GM Products or GMAC Products at retail for business, commercial, or similar purposes.
     “Coordinating Committee” has the meaning ascribed in Section 2.9.
     “current” means at the time this Agreement was executed.
     “Credit Tiers” means categories of credit risk determined through GMAC’s proprietary risk scoring system.
     “Governmental Authority” means any supranational, international, national, federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
     “Including”, “includes” and derivatives thereof mean including or includes, as the case may be, without limitation.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Government Authority.
     “Personnel” means employees, agents, vendors, sub-vendors, licensees, franchisees and consultants of GM and its Subsidiaries.
     ***
     “Representatives” means directors, officers, and employees of a party or its Subsidiaries and their respective agents, representatives, auditors, and professional advisors.
     “Subsidiary” means, with respect to any Person, any other Person of which a majority of the voting interests is owned, directly or indirectly, by such Person, except that in the case of GM, Subsidiary excludes GMAC and its Subsidiaries and in the case of GMAC, Subsidiary excludes Nuvell Credit Company LLC (“Nuvell”).
     “Support Rate” means the interest rate GMAC offers to GM when GM wants to sponsor special financing rates to Consumers.
     ***

ARTICLE II
FRAMEWORK
     Section 2.1 Contractual Framework. This Agreement memorializes the Dealings related to Consumer Financing and establishes the contractual framework for negotiating, documenting, administering, and enforcing future Dealings in the United States related to Consumer Financing. GMAC will provide Consumer Financing services to GM Consumers in accordance with the terms of this Agreement. Such terms are intended to preserve the customer loyalty and dealer support benefits that historically accrued to GM as a manufacturer with an exclusive financing arm while at the same time assure that GMAC receives a competitive level of return. GMAC recognizes GM’s desire to grow its automotive business and will continue to support GM in that effort to the extent that it is in keeping with GMAC’s business interests.
     Section 2.2 Financing to Other Automobile Manufacturers. Nothing in this Agreement precludes GMAC from providing or continuing to provide any financial services to vehicle manufacturers other than GM or dealers other than GM Dealers, or from providing or continuing to provide mortgage, insurance, banking, or other non-automotive financial services in the ordinary course of business.
     Section 2.3 Documentation. The terms and conditions related to individual Dealings in the United States involving Consumer Financing will be arm’s length and reasonably documented using written forms, contracts, or instruments (“Implementing Agreements”). The nature and extent of such Dealings will be publicly disclosed to the extent required by law and as otherwise provided by this Agreement.
     Section 2.4 Process Integrity. The parties will develop processes and promulgate policies to implement this Agreement and to take corrective action for failures to adhere to them. The Dealings will be subject to regular compliance verification by the parties and their outside auditors (“Compliance Audits”).
     Section 2.5 Compliance. GM and GMAC will comply, in all material respects, with all applicable laws and legal requirements in connection with the services contemplated by this Agreement, including obtaining and maintaining all required licenses, authorizations, and permits.
     Section 2.6 Cooperation. GM and GMAC will reasonably cooperate with and assist each other in carrying out the other’s obligations under this Agreement and will execute and deliver all documents and instruments necessary and appropriate to do so.
     Section 2.7 Information and Reports. GM and GMAC will prepare and deliver to each other on a regular, timely basis, such information and reports as the other reasonably requests or requires from time to time regarding any and all aspects of the Dealings under this Agreement.

     Section 2.8 Scope; Subsidiaries. This Agreement applies to Dealings related to Consumer Financing in the United States only, including Puerto Rico. The respective Subsidiaries of GM and GMAC are not parties to this Agreement and may not be legally bound by this Agreement unless and until they agree to be so bound. GM and GMAC will use their reasonable best efforts to cause their Subsidiaries that have Dealings related to Consumer Financing in the United States to agree to be bound by this Agreement by executing the opt in letter in the form of Exhibit A attached to this Agreement. If the Subsidiaries agree to be bound by this Agreement, the terms party, parties, GM, and GMAC will be interpreted to include the relevant GM Subsidiary and GMAC Subsidiary, as appropriate. Until such time, both GM and GMAC will use their best efforts to cause their Subsidiaries engaged in Dealings related to Consumer Financing to honor and perform the obligations set forth in this Agreement as if they were parties to this Agreement. If any Subsidiary ceases to be a Subsidiary of GM or GMAC, the other party may terminate all rights under this Section with respect to such Subsidiary and the former Subsidiary’s rights and obligations under any opt in letter effective upon 180 days notice. Any Implementing Agreement to which such entity is a party continues in accordance with its terms.
     Section 2.9 Coordinating Committee.
     (a) Responsibilities. GM and GMAC hereby create a committee to be responsible for considerations around joint policies and programs, and for coordination of joint activities between the parties in the United States (“Coordinating Committee”). Also, any disputes under this Agreement that cannot be resolved between the parties at the working level will in the first instance be referred to this Committee. The Committee will, in normal course, receive such information from GM and GMAC as is necessary and appropriate to facilitate their work together. The Members of the Coordinating Committee may share such information as appropriate within their respective organizations.
     (b) Composition. An approximately equal number of Coordinating Committee Members will be designated by each of GM and GMAC, with the total membership being between six and 10 members, as agreed from time to time by the Committee. Additionally, each of GM and GMAC may designate up to five ad hoc “ex officio” members. Guests with applicable expertise may attend meetings by invitation of the Committee. Unless agreed otherwise by the Committee, Members and ex officio members will be employees of GM or GMAC with a reasonable level of decision-making authority in order to facilitate prompt and efficient resolution of matters before the Committee. Exhibit D sets forth initial Members, Lead Members, and other designations by GM and GMAC to the Committee.
     (c) Principal Contacts. Each of GM and GMAC will designate one of their Coordinating Committee Members to be the Lead Member who will be the principal point of contact and coordination outside of formal meetings of the Committee.
     (d) Chair. One Member will be appointed Chair of the Committee for purposes of coordinating meeting discussions. The position of Chair will rotate between Members designated by GM and those designated by GMAC each April 1 unless otherwise agreed by the Committee.

     (e) Secretary. There will be a Secretary to the Committee who may be a Member, ex officio member or other employee of GM or GMAC as agreed by the Committee. The Secretary will work with the Lead Members to prepare an agenda for each meeting, and will prepare minutes of meetings which will be circulated to the Lead Members for approval in advance of being finalized and distributed to the Coordinating Committee and ad hoc members.
     (f) Meetings. The Committee will generally meet in formal session on a monthly basis; an annual calendar of meetings will be established by them and kept by the Secretary. Special meetings may be called as appropriate by the Lead Members. Attendance at any meeting may be by phone.
     (g) Voting. Committee decisions will be by consensus; i.e., GM Members collectively have one “vote” and GMAC Members collectively have one “vote”, with consensus required for action to be taken. At least two Members from each of GM and GMAC will be necessary for a quorum at any meeting, whether regularly scheduled or special, and minutes will be made to record all decisions. If the person then designated as Chair or Secretary is not present at any meeting, replacement(s) may be established for purposes of that meeting.
ARTICLE III
CONSUMER FINANCING
     Section 3.1 Consideration of Consumer Financing Contracts. GMAC will provide full and fair consideration of Applications and used vehicle applications received from GM Dealers, applying credit risk underwriting standards that are consistent with current and historical practices, and purchase such contracts, if appropriate in GMAC’s sole discretion:
     (a) In accordance with its usual and customary standards for creditworthiness; and
     (b) Spanning a broad spectrum of prime and non-prime Consumers, consistent with current and historical practice.
     Notwithstanding anything in this Agreement to the contrary, GMAC’s decision whether to provide Consumer Financing to any Consumer in any case will be made in its sole and absolute discretion and pursuant to its business judgment, without influence by GM.
     Section 3.2 Exclusivity and Other Terms for GM Special Programs. Subject to Section 3.5 below, whenever GM offers vehicle financing and leasing incentives to Consumers, for example, “interest free” periods, finance charge subsidies, capitalized cost reductions, waivers of security deposit, etc. (individually and collectively “GM Special Programs”), it will do so exclusively through Nuvell (subject to the terms of the Nuvell Consumer Financing Services Agreement dated of even date herewith) or through GMAC; however, with regard to Consumer Financing of Saturn Consumers, Saturn may maintain its current practice of offering finance charge subsidies on retail installment sale contracts and lease subsidies and balloon retail installment sale contract subsidies through both GMAC and JP Morgan Chase Bank (“Chase”) so long as the retail installment sale program parameters offered to Chase are no better than those offered to GMAC and the lease subsidies and balloon retail installment sale contract subsidies offered through Chase result in no more favorable (to the Consumer) Consumer monthly payments and down payments than those offered through GMAC. Nothing in this Agreement precludes either GMAC or Chase from offering additional incentives to Consumers of Saturn in addition to what is offered by Saturn.
     (a) GM will set the terms and conditions and eligibility of all GM Special Programs, including program dates, GM Products, applicable Consumer Credit Tiers and geography.
     (b) GM will inform GMAC in a manner consistent with current and historical practice, including by e-mail or other electronic means, of all GM Special Programs at least 5 Business Days before the scheduled start date (except for lease pull ahead which will require 3 Business Days notice and except for routine special rate and special residual support changes which can be the same day). If GM does not provide at least 5 Business Days’ notice (3 Business Days for lease pull ahead) of a GM Special Program, GMAC will use best efforts to implement such GM Special Program to the extent reasonably and practically possible under the circumstances. If GMAC cannot implement the GM Special Program concept as proposed by GM, GM and GMAC will cooperate to find a workable solution, if any.
     (c) So long as the exclusivity provided for in this Agreement remains in effect in the United States, GMAC will pay to GM, annually in arrears, within 30 days of invoice date following the annual anniversary of the Effective Date of this Agreement (“Annual Anniversary Date”), $75 million. In the event the exclusivity provided for in this Agreement is terminated, whether in whole or in part, during any 12 month period following an Annual Anniversary Date, the annual $75 million payment will be adjusted downward on a prorated basis in proportion to the volume of GM vehicle sales in the geographic area where exclusivity was removed in proportion to GM’s total U.S. vehicle sales for the portion of the year during which exclusivity was removed. (For purposes of this paragraph, vehicle sales will be determined based on the immediately prior calendar year experience.) For example, if exclusivity for the U.S. were terminated in whole three months following an Annual Anniversary Date, GMAC would pay 25% of $75 million. Similarly, if GM removes exclusivity in a particular geographic area ***, the annual $75 million payment will be adjusted downward on a prorated basis taking into account the number of vehicle sales for the applicable area during the time exclusivity was removed, as compared to annual sales. For example, if GM removes exclusivity on 50% of the portfolio (calculated as the number of GM sales in the area losing exclusivity over total GM sales) three months following an Annual Anniversary Date, GMAC would pay ($75 million/12*3) + ($75 million/12*9*0.5). For any period to which such a reduction of the $75 million is applicable, the payment will be due to GM from GMAC within 30 days following GM’s invoice to GMAC with appropriate detail on relevant vehicle sales.
     (d) GMAC may, at its election and in its sole discretion, prepay to GM at any time the present value of the $75 million annual payments otherwise due for the then remaining Term of this Agreement. Any such prepayment will be discounted at the rate of the 5-year U.S. Treasury Note as then available on screen GT5 <GOVT> on Bloomberg (or other similar rate from a commercially reasonable source if Bloomberg is unavailable). If this Agreement is, subsequent to any such prepayment, renewed beyond the Term in which the prepayment occurs, GMAC will continue to pay the $75 million annual payments in arrears, subject to its election to prepay. For example, if GMAC prepays after the first Annual Anniversary Date for the initial Term of this Agreement, it would prepay the then present value of the $75 million annual payment through year 10. If no notice of termination is provided in year 7 and the Term of this Agreement renews for another year, GMAC would pay the $75 million at the end of year 11 and continue to pay this amount at the end of each subsequent renewal Term so long as this Agreement remains in effect, subject to GMAC’s election to again prepay at any time for the then remaining Term. In the event of termination of this Agreement, in whole or in part, during any period to which a prepayment applies, GM will have no obligation to refund any part of the prepayment.
     Section 3.3 GMAC Capital Commitment *** for Consumer Financing Services.
     (a) *** Targets. Recognizing the role of GMAC as the exclusive Consumer Financing source in the United States through which GM provides GM Special Programs to support the marketing and sale of GM Products and taking into account the Synergies, GMAC:
     (i) will continue to engage in Consumer Financing in the United States by purchasing contracts that span a broad spectrum of prime and non-prime Consumer credits, consistent with current and historical practice.
     (ii) will, in any event, depending on the average *** of the Consumer under the Consumer Financing contracts *** in a particular quarter, and on a three month trailing average basis:
     ***
     (iii) will provide assistance to GM Dealers to finalize Consumer contracts related to Consumer Financing consistent with current and historical practice; and
     (iv) will not take any measures that are inconsistent with market practice that reduce the likelihood of Consumers seeking to buy or lease vehicles through GMAC Consumer Financing (for example, onerous application fees, etc.).
     (b) Contract Pool. The pool of *** Applications and Consumer Financing contracts *** will be consistent with the pool of *** Applications and Consumer Financing contracts currently ***, by GMAC and GMAC Bank (formerly known as GMAC Automotive Bank), which are the current origination sources of Consumer Financing receivables related to new GM vehicles, regardless of which GMAC entity receives the Applications or purchases the Consumer Financing contracts going forward.
     (c) Changes in *** Scale. In the event the *** scale changes (e.g., due to a change by the credit bureau companies), the *** Target, *** Targets, and *** in Section 3.4(d) will be recalibrated according to the revised scale and approved by the Coordinating Committee.
     (d) Increases in Delinquency Rate. Should the 3-month weighted trailing average for *** delinquency (weighted by number of contracts outstanding), where delinquency is defined as the daily average number of accounts *** days or more past due (“Delinquency Rate”), rise above *** of the Consumer Financing contracts, the 3-month weighted trailing average *** Target (weighted by ***) and *** Targets (weighted by ***) will be reduced by ***. *** If, following the Target reductions, the Delinquency Rate subsequently improves to below ***, the Targets will return to their original levels.
     (e) Target Measurement. GM will measure GMAC’s achievement of the Targets on a quarterly basis as of the last day of the months of March, June, September, and December. GMAC will provide the Coordinating Committee data on a monthly basis by which it can reasonably monitor GMAC’s performance. The data provided will include the following:
     ***
     (f) Reporting.
     (i) GMAC will continue to provide GM with the Divisional Highlights reports (as accessed through GMAC Finance report archive website, and as modified from time to time by agreement of both GM and GMAC) that it produces exclusively for GM’s benefit and use. Reports include information and statistics on applications (***), contracts booked, terminated contracts, termination schedules, rate and residual support, and other information for the month and for the calendar year-to-date, with most of it available by division, model, and region. Additionally, GM may make reasonable requests for additional data, to which GMAC will respond promptly. GMAC will not be required to provide information that it deems in its good faith business judgment to be confidential or significantly burdensome to produce.
     (ii) In an effort to improve GM incentive efficiency and forecasting ability, GMAC and GM will work together with the objective of providing GM an extract of the GMAC Information Warehouse database. GMAC in its sole discretion will determine the content of the extract, and periodic updates thereof, but will attempt to reasonably respond to GM’s requests for content. Data will be limited to the extent necessary to conform to all privacy and legal restrictions. Once GMAC provides the extract to GM, GM and GMAC will work together to eliminate any unnecessary Divisional Highlight reports. GM will pay reasonable costs, if any, for establishing and maintaining the extract, net of any savings from eliminating Divisional Highlight reports.
     Section 3.4 Financial Fees for Failure to Meet Targets.
     (a) Failure to Meet Target. GMAC will notify GM’s Coordinating Committee Lead Member within ten Business Days of determining that GMAC failed to meet the *** Target or either *** Target for any month. GM and GMAC will discuss the reason(s) for such failure at the working level and escalate the matter for further discussion within the parties’ corporate organizations up to the GMAC President Auto Finance and GM Treasurer, if necessary.
     (b) Cure Period; Rate Reduction. If GMAC fails to meet the *** Target for any quarter, GMAC will have the next quarter to cure this failure by meeting the *** Target for such next quarter (“Cure Period”). During the Cure Period, GMAC will reduce the Support Rates described in Section 3.6(b) by *** basis points on all Consumer Financing contracts that GMAC purchases from GM Dealers for which GM provides finance charge subsidies to GMAC (“Rate Reduction”) during that quarter.

     (c) Financial Fees; *** Target. Subject to Section 3.4(h) below, if GMAC fails to meet the *** Target at the end of the Cure Period (i.e., fails the *** Target for two consecutive quarters) or fails to meet the *** Target for 3 out of 5 previous consecutive quarters, GMAC will pay, or incur, as applicable:
     (i) the Rate Reduction; and
     (ii) a fee of $*** per quarter ***.
However, notwithstanding the above, GMAC will not be required to pay any Rate Reduction or any *** Fee following a quarter in which it has met the *** Target.
GMAC will pay the *** Fee thirty days following receipt of an invoice from GM. GMAC will continue to pay the *** Fee, calculated at the beginning of each quarter on the amount by which GMAC missed the target in the prior quarter, until it meets the *** target for a quarter or until GM revokes Consumer Financing exclusivity in accordance with Section 3.5.
     (d) ***. If GMAC fails to meet the minimum for *** Target for any quarter, then ***.
     ***
     Subject to Section 3.4(h) below, if GMAC fails to meet any of the following:
     i. the same *** Target for two consecutive quarters (i.e., one quarter plus the Cure Period);
     ii. any combination of *** Targets for three consecutive quarters; or
     iii. the same *** Target for 3 out of 5 previous consecutive quarters
     Then GMAC will pay or incur as applicable:
     i. the Rate Reduction; and
     ii. a fee of $*** per quarter ***.
However, notwithstanding the above, GMAC will not be required to pay any Rate Reduction or any *** Fee following a quarter in which it has met the *** Targets.
GMAC will pay the *** Fee thirty days following receipt of invoice. GMAC will continue to pay the *** Fee, calculated at the beginning of each quarter on the amount by which GMAC missed the target in the prior quarter, until it meets both *** Targets for a quarter or until GM revokes Consumer Financing exclusivity in accordance with Section 3.5.
     (e) Largest Fee Only. If GMAC is subject to paying two or more of the *** Fee, the *** Fee, or the *** Fee in a quarter, GMAC will pay GM only the largest of those fees.

     (f) Limitation on Rate Reduction. The Rate Reduction will never exceed *** basis points at any time.
     (g) Late Fees. Any and all such amounts due from GMAC under this Section 3.4 that are not received by GM on or before thirty days from receipt of invoice (“Due Date”) will accrue interest at the annual rate of 1.00 % above the prime rate of interest as quoted in the Wall Street Journal, from the Due Date until the date GM receives full payment.
     (h) Capital Markets Disruption. If GMAC fails to meet the *** Target, or *** Targets, during any period of time when global credit markets are such that credit is not available on commercially reasonable terms to borrowers with credit standing similar to GMAC for a period of three months or longer (“Capital Markets Disruption”), all *** Fees or *** Fees and GM’s right to terminate exclusivity (under Section 3.5 of this Agreement) will be suspended.
     (i) The GMAC President Auto Finance and GM Treasurer will determine whether a Capital Markets Disruption has occurred.
     (ii) During the “Capital Markets Disruption” GMAC will make funding available to the extent that committed lines are in place and to the extent that making such funding available from committed lines does not jeopardize GMAC’s liquidity as determined by GMAC. ***.
     (iii) The suspension of *** Fee, *** Fee and GM’s right to terminate exclusivity will continue until the Capital Markets Disruption has passed, as determined by the GMAC President Auto Finance and GM Treasurer.
     (iv) Upon expiration of the suspension, GMAC will be treated as having been in compliance with the Targets during the entire period of the Capital Markets Disruption regardless of where GMAC was in the *** Fee or *** Fee cycle prior to the Capital Markets Disruption, and GMAC will immediately begin to be measured against the Targets again.
     Section 3.5 Termination of Exclusivity For Failure to Meet Targets.
     (a) Trigger. GM will have the option to revoke the Consumer Financing exclusivity rights granted to GMAC under Section 3.2 of this Agreement in whole or in part if any of the following events occur:
     (i) GMAC fails to meet the *** Target for three consecutive quarters; or
     (ii) GMAC fails to meet the *** Target for two consecutive quarters and GMAC has also missed the *** Target for a minimum of 4 out of the 6 most recent consecutive quarters; or
     (iii) GMAC fails to meet the same *** Target for three consecutive quarters; or

     (iv) GMAC fails to meet the same *** Target for two consecutive quarters and GMAC has also missed the same *** Target for a minimum of 4 out of the 6 most recent consecutive quarters; or
     (v) GMAC fails to meet either of the *** Targets for four consecutive quarters.
     (b) Effect of Termination. GM’s option to revoke Consumer Financing exclusivity rights will terminate once GM exercises its option in whole or in part, or as soon as GMAC meets the applicable target which triggered GM’s option to revoke exclusivity. Once GMAC becomes compliant with the Target that triggered GM’s option and the option therefore terminates, GMAC’s prior failures to meet the Target will continue to be considered when determining future penalties or losses of exclusivity in accordance with the terms of this Agreement. GM’s option to revoke Consumer Finance exclusivity rights will terminate once GM exercises its option in whole or will be subject to Section 3.5(b)(ii)(E) below if GM exercises its option in part.
     (i) If GM exercises its option by revoking Consumer Financing exclusivity in whole,
     (A) GMAC will no longer be subject to any *** Fees or *** Fees other than *** Fees or *** Fees accrued prior to the date of revocation of exclusivity.
     (B) GM may also revoke exclusive access to United States GM Dealer information granted to GMAC in the Dealer Financing Service Agreement between GM and GMAC, and may also terminate the license of the GMAC trademark in the U.S. as provided in Section 5.2(d) of the Intellectual Property License Agreement between GM and GMAC.
     (ii) If GM exercises its option by revoking Consumer Financing exclusivity in part,
     (A) GM will select a geographically contiguous area within the United States and terminate such Consumer Financing exclusivity in total within that geographically contiguous area (i.e., GM cannot remove exclusivity by brand, nameplate, product (retail versus lease), or by dealer). For purposes of this provision, Puerto Rico is deemed to be contiguous with Florida, Hawaii is contiguous with California, and Alaska is contiguous with Washington.
     (B) All of GMAC’s Targets and Fees related to that particular geographic area will cease.
     (C) GMAC’s *** Target and *** Targets will be reset as appropriate to reflect any geographic differences in GMAC’s performance in the geographic areas where exclusivity remains (“Remaining Area”). In particular, the Targets will be adjusted downward, as appropriate, based on GMAC’s prior 12 months’ actual experience in the Remaining Area in relation to the prior 12 months’ actual experience across the U.S. ***. Under no circumstances will the adjustment just described increase GMAC’s commitment on the Remaining Area above the original U.S.-wide commitment.
     (D) The *** Fee and *** Fee to which GMAC is subject on the Remaining Area will be adjusted downward on a prorated basis in proportion to the volume of GM vehicle sales in the prior 12 months in the geographic area where exclusivity was removed in proportion to GM’s total U.S. vehicle sales. ***.
     (E) Once a loss of exclusivity event occurs and the Targets and Fees have been reset, GMAC will be deemed to be initially in compliance with these new commitments (i.e., for purposes of measuring compliance with the Targets, determining Fees and triggering any new option to revoke exclusivity GMAC will be deemed to have been in compliance up to that point). Measurement of compliance with the Targets will continue to be measured quarterly on a trailing 3-month average basis.
     (F) GMAC will adjust its pricing model assumptions, including *** assumptions, as necessary to reflect the experience in the Remaining Area and for any expected ongoing impacts to GMAC’s operating efficiency. In addition, GMAC’s operating expense cap will be adjusted upward to address any increased operating inefficiencies which result from the partial loss of exclusivity, as agreed by the Coordinating Committee.
     (G) This same process described in 3.5(b)(ii)(A) through (F) above will be repeated each time there is a partial loss of exclusivity.
     (iii) If the cumulative loss of exclusivity ever reaches an area that represents ***% of GM’s total U.S. vehicle sales based on prior 12-months sales (i.e., the Remaining Area of exclusivity is reduced to only ***% of GM’s total U.S. vehicle sales), GMAC will be relieved of having to meet any Targets or paying any Fees and GM will be relieved of any Exclusivity requirements.
     Section 3.6 Compensation and Pricing.
     (a) General. Where GM offers GM Special Programs GM will compensate GMAC based on the terms described in this Agreement.
     (b) Rate Support. For GM Special Programs involving rate subsidies paid by GM to GMAC in connection with Consumer Financing:
     (i) GM will compensate GMAC for the difference between its Support Rate and the GM Program Rate (which is defined as the Consumer’s annual percentage rate minus any increment that the dealer added at the dealer’s discretion, plus the SmartLease Plus rate decrement, if applicable), and
     (ii) GMAC will determine pricing by product ***.

Rate Support payments will be made at inception of the contract in accordance with payment terms described below. ***.
GMAC will invoice GM for contracts booked in a particular month by the 5th Business Day of the following month and GM will make payment by the 15th calendar day of that same month or if the 15th calendar day falls on a weekend or a holiday weekend, by the closest Business Day to the 15th calendar day or if the 15th calendar day is the same number of calendar days from two Business Days, by the Business day that precedes the 15th calendar day (“Due Date”). If GMAC does not invoice GM by the 5th Business Day, the Due Date will be extended by the same number of calendar days that GMAC delays invoicing GM, counted from the 5th Business Day through the date on which GMAC actually invoices GM.
     (c) Residual Support. GM will pay GMAC any amounts owed in connection with GM’s residual support incentive programs in accordance with Section 3.7.
     (d) Lease Pull Ahead. GM will pay GMAC any amounts owed in connection with GM’s lease pull ahead program in accordance with Section 3.9.
     (e) Payment Terms. GM will pay to GMAC the amounts due under this Agreement on the terms specified for the payment category (“Due Date"). Any and all such amounts not received on or before the Due Date will accrue interest at the annual rate of 1.00% above the prime rate of interest as quoted in the Wall Street Journal, from the Due Date until the date GMAC receives full payment.
     (f) GMAC Special Programs. From time to time GMAC may, in its sole discretion, choose to run special programs at its own cost.
     (g) Other Pricing for Other GM Special Programs. Pricing for Special Programs, other than those specifically identified in this Agreement for different handling, will be determined by application of the principles provided in Section 2.1 above and consistent with the spirit of the pricing methodology for GM Special Programs specifically identified in this Agreement. For example, if GM requests GMAC to waive security deposits for specific categories of Consumers, GMAC will do so for a reasonable price set by GMAC; however, if GMAC decides to waive security deposits for Consumers in the ordinary course of business at its own expense, GM will not be charged. If application of these principles to specific GM Special Programs is not self evident and requires negotiation between the parties, the terms and conditions of that GM Special Program, including the pricing mechanism, will be documented in a separate implementing agreement. At GM’s request, GMAC will share with GM the projected cost assumptions for such GM Special Programs.
     (h) Comparative Pricing. ***:
     ***

     Section 3.7 Residual Support.
     (a) ALG Value. In the United States, GM may provide residual value support to GMAC with respect to lease or balloon retail installment sale contracts to increase a vehicle’s contract residual value above ALG Value as determined at lease or balloon retail installment sale contract inception. For purposes of this Section and Section 3.8 below:
     (i) For all GM vehicle lines except Cadillac, ALG Value is defined as the residual values in the Residual Value Lease Guide published by Automotive Lease Guide for GMAC.
     (ii) For Cadillac vehicles, ALG Value is defined as the residual values provided by Automotive Lease Guide to GMAC prior to the addition of residual support as determined by Cadillac for inclusion in the Residual Value Lease Guide.
     (iii) The term “leases” will include balloon retail installment sale contracts as appropriate.
     (b) ALG Value Adjustments. ALG Values will be unadjusted except for adjustments made historically and in accordance with expected residual value impact as specified in the Residual Value Lease Guide published by Automotive Lease Guide for GMAC that reflect the expected residual value impact of the following (collectively “Adjusted ALG”):
     (i) low mileage leases;
     (ii) additional mileage over and above ALG Value purchased by the Consumer at lease inception;
     (iii) GMAC allowed dealer-installed accessories; or
     (iv) interpolation for odd-term leases.
If GMAC decides to add its own residual support, it does so at its own risk and expense.
     (c) Residual Support Amount. The amount of support provided by GM to GMAC will be calculated as the difference between the contract residual value (less any residual support provided by GMAC itself) and Adjusted ALG (“Original Residual Support Guaranty”). To reimburse GMAC for the amount by which the Original Residual Support Guaranty is not fully realized at the end of the lease:
     (i) At lease inception GM will pay the portion of the Original Residual Support Guaranty expected to be owed to GMAC upon remarketing of the returned lease vehicle. The expected amount of the residual value payment will be determined by multiplying the Original Residual Support Guaranty amount by the historical percentage (based on the average percent realized at termination over the past three calendar years) of the Original Residual Support Guaranty not realized upon remarketing (“Expected Residual Support Payment”), discounted back to lease inception at GMAC’s unsecured cost of funds ***.

     (A) The historical percentage of the Original Residual Support Guaranty not realized upon remarketing will be updated annually.
     (B) GMAC will invoice GM for contracts booked in a particular month by the 5th Business Day of the following month and GM will make payment by the 15th calendar day of that same month or if the 15th calendar day falls on a weekend or a holiday weekend, by the closest Business Day to the 15th calendar day or if the 15th calendar day is the same number of calendar days from two Business Days, by the Business day that precedes the 15th calendar day or if the 15th calendar day is the same number of calendar days from two Business Days, by the Business day that precedes the 15th calendar day (“Due Date”). If GMAC does not invoice GM by the 5th Business Day, the Due Date will be extended by the same number of calendar days that GMAC delays invoicing GM, counted from the 5th Business Day through the date on which GMAC actually invoices GM.
     (ii) At the conclusion of the lease contract, there will be a true-up payment made by either GM or GMAC, as appropriate, which is calculated as the difference between the Actual Residual Support Payment Required and the Expected Residual Support Payment (“True-up Payment”).
     (A) The Actual Residual Support Payment Required is calculated as follows:
(1)	For instances where the actual resale proceeds are less than the contract residual (less any residual support provided by GMAC itself), the difference between the contract residual value (less any residual support provided by GMAC itself) and the actual resale proceeds, up to a maximum of the Adjusted Residual Support Guaranty.

(2)	For instances where the actual resale proceeds are equal to or greater than the contract residual (less any residual support provided by GMAC itself), zero.
     (B) The amount of the Adjusted Residual Support Guaranty is calculated as follows:
(1)	For contracts terminating at scheduled maturity, the Adjusted Residual Support Guaranty is calculated to be 100% of the Original Residual Support Guaranty.

(2)	For contracts terminating prior to scheduled maturity (including defaults and situations where the Consumer never purchased or returned the vehicle (“Skip”)), the Adjusted Residual Support Guaranty is calculated by dividing the number of months that the contract was actually outstanding by the number of months in the original contract term and multiplying that by the Original Residual Support Guaranty. In the case of Skips, the actual number of months outstanding is determined based on when the vehicle is classified as a Skip.
GMAC will prepare a True-Up statement for GM; the party owed will invoice to the other party for True-Up Payments accrued in a particular month by the 5th Business Day of the following month, and the owing party will pay the invoice to the other party by the 15th calendar day of that same month or if the 15th calendar day falls on a weekend or a holiday weekend, by the closest Business Day to the 15th calendar day or if the 15th calendar day is the same number of calendar days from two Business Days, by the Business day that precedes the 15th calendar day (“Due Date”). If the party owed does not invoice the other party by the 5th Business Day, the Due Date will be extended by the same number of calendar days that the party owed delays invoicing the other party, counted from the 5th Business Day through the date on which the party owed actually invoices the other party.
     Section 3.8 Residual Exposure at End of Lease Period for Lease Acquisition. As part of the remarketing arrangement between GM and GMAC, and in recognition of the importance of residual values to each of them, the following risk-sharing arrangement applies to all returned SmartLease vehicles remarketed through a physical or internet auction:
     (a) Following the resale of a SmartLease Vehicle under the Remarketing Services Agreement between GM and GMAC, GMAC will receive the net proceeds of such sale, calculated as the gross proceeds of the sale before any auction expenses are subtracted, plus any insurance settlement, plus any allowed insurance deductible, plus any allowed mileage charge, plus any additional mileage purchased up front, less any unused mileage refunded at the termination of the related lease, plus any allowed excess wear and tear ( “Resale Proceeds”).
     (b) (i) If the Resale Proceeds are less than the Adjusted ALG value but greater than or equal to ***% of Residualized MSRP, GM will pay GMAC the lesser of (a) ***% of the difference between the Resale Proceeds and the Adjusted ALG and (b) ***% of the Residualized MSRP.
     (ii) If Resale Proceeds are less than ***% of the Residualized MSRP, GM will pay GMAC the lesser of (a) ***% of the shortfall, if any, of ***% of the Residualized MSRP from the Adjusted ALG and (b) ***% of the Residualized MSRP.
     (iii) For the avoidance of doubt, GMAC is solely responsible for any shortfall of Resale Proceeds below ***% of the Residualized MSRP (i.e., GM will not pay GMAC any portion of such amount).
     (iv) For purposes of this Section 3.8, Residualized MSRP means the MSRP of the vehicle, including destination and freight charges, plus any allowable dealer-installed options as listed in the GMAC Residual Value Lease Guide, less the cost of any removed equipment, plus any option package discount that was netted in the vehicle MSRP.

     (v) GMAC will invoice GM for such risk sharing costs incurred in a particular month pursuant to this paragraph (b) by the 5th Business Day of the following month, and GM will pay GMAC the amount due by the 15th calendar day of that same month or if the 15th calendar day falls on a weekend or a holiday weekend, by the closest Business Day to the 15th calendar day or if the 15th calendar day is the same number of calendar days from two Business Days, by the Business Day that precedes the 15th calendar day (“Monthly Due Date”). If GMAC does not invoice GM by the 5th Business Day, the Monthly Due Date will be extended by the same number of calendar days that GMAC delays invoicing to GM, counted from the 5th Business Day through the date on which GMAC actually invoices GM.
     (c) Commencing with the quarter beginning January 1, 2009 and terminating with the quarter ending December 31, 2014, GM will pay GMAC a quarterly leasing premium related to new SmartLease volume equal to $*** per quarter.
     GMAC will invoice GM for the quarterly leasing premium incurred in a particular quarter by the 5th Business Day of the month following the applicable quarter, and GM will pay GMAC the amount due by the 15th calendar day of that same month or if the 15th calendar day falls on a weekend or a holiday weekend, by the closest Business Day to the 15th calendar day or if the 15th calendar day is the same number of calendar days from two Business Days, by the Business day that precedes the 15th calendar day (“Quarterly Due Date”). If GMAC does not invoice GM by the 5th Business Day, the Quarterly Due Date will be extended by the same number of calendar days that GMAC delays invoicing GM, counted from the 5th Business Day through the date on which GMAC actually invoices GM.
     (d) If GM decides to discontinue, phase-out or sell a vehicle nameplate brand (Buick, Cadillac, Chevrolet, Pontiac, GMC, Hummer, Saab, Saturn, or any future brand that the parties mutually agree should be considered for purposes of this clause (d)) (“Nameplate Elimination”), GM will reimburse GMAC for actual incremental residual losses incurred by GMAC resulting from the Nameplate Elimination on all SmartLease and SmartBuy vehicles outstanding as of the date of GM’s public announcement of the Nameplate Elimination and any new contracts written between the announcement date and the earlier of (1) the next date that the Residual Value Leasing Guide is updated to reflect an ALG value that comprehends GM’s public announcement of the Nameplate Elimination, and (2) the date that is 3 months after GM’s public announcement of the Nameplate Elimination (each vehicle an “Eliminated Vehicle”).
     GMAC will calculate the amount of the actual incremental residual loss incurred by GMAC (and will promptly share such calculations with GM) as follows:
     (i) For the period immediately preceding the announcement of the Nameplate Elimination, each Eliminated Vehicle model will be compared to a mutually agreed upon specified comparable non-Eliminated Vehicle model (“Comparable Model”). A “Baseline Differential” for each Eliminated Vehicle model will be determined by taking Resale Proceeds as a percent of estimated dealer cost (“EDC”) for each Eliminated Vehicle model less Resale Proceeds as a percent of EDC for its Comparable Model based on the performance of scheduled terminations of the predominant original lease term for that model (e.g., 36-months) for the 12-month period immediately preceding the announcement of the Nameplate Elimination.

     (ii) For each month following the announcement of the Nameplate Elimination, the “Actual Monthly Differential” for each Eliminated Vehicle model will be determined by taking average Resale Proceeds as a percent of average EDC for each Eliminated Vehicle model less average Resale Proceeds as a percent of average EDC for its Comparable Model based on the performance of scheduled terminations of the predominant original lease term for that model (determined in (d)(i) above) during the month.
     (iii) For each month, the Actual Monthly Differential will then be compared to the Baseline Differential on each Eliminated Vehicle model. If the Actual Monthly Differential less the Baseline Differential is a percentage less than 0 for any particular Eliminated Vehicle model, then such percentage will be applied to the cumulative EDC for all scheduled and early terminations during that month for that Eliminated Vehicle model to determine the incremental loss for that Eliminated Vehicle model for that particular month (“Gross Incremental Losses”). For example, if, in November, the Actual Monthly Differential on an Eliminated Vehicle model is -4.2% of EDC and the Baseline Differential for that same Eliminated Vehicle model is -2.0% of EDC, then the Gross Incremental Losses for that Eliminated Vehicle model for all terminations in November will be equal to -2.2% (= -4.2% — -2.0%) times the total EDC for all of those Eliminated Vehicles.
If the Actual Monthly Differential less the Baseline Differential is a percentage greater than or equal to 0 for any particular Eliminated Vehicle model, then there will be no gross incremental loss for terminations during that month for that Eliminated Vehicle model. In the previous example, if the Actual Monthly Differential is instead -1.3% of EDC, then the Gross Incremental Losses will be 0 for that Eliminated Vehicle model in November (because -1.3% — -2.0% = +0.7%, which is greater than 0).
     (iv) To the extent that any portion of the Gross Incremental Losses for any particular Eliminated Vehicle model for a particular month are already partially or wholly covered by GM’s obligations under Section 3.7, Section 3.8(b) or Section 3.9 of this Agreement, then the Gross Incremental Losses for that particular Eliminated Vehicle model for that particular month will be reduced accordingly (the reduced amount being the “Net Incremental Losses”).
     (v) On a quarterly basis, GMAC will invoice GM for the total Net Incremental Losses incurred by GMAC during the preceding quarter by the 5th Business Day following the end of that quarter, and GM will pay GMAC the amount due by the Quarterly Due Date. If GMAC does not invoice GM by the 5th Business Day, the Quarterly Due Date will be extended by the same number of calendar days that GMAC delays invoicing GM, counted from the 5th Business Day through the date on which GMAC actually invoices GM.
     (vi) Following the announcement of a Nameplate Elimination, data related to Eliminated Vehicle models will be excluded from the development of any SmartLease or SmartBuy pricing model residual loss assumptions (as summarized in Exhibit B). For the avoidance of doubt, GMAC will not be entitled to increase future pricing as a result of decreased residual performance linked to Eliminated Vehicle models following the announcement of a Nameplate Elimination.

     Section 3.9 Lease Pull Ahead Programs. GM may offer incentives to encourage Consumers to terminate their lease contracts or balloon installment contracts that GMAC purchased from GM Dealers, and return their vehicles before the scheduled maturity date, thereby relieving the Consumers of all or a portion of the obligations under their contracts if they simultaneously purchase or lease a new GM vehicle (e.g. from November 1, 2005 through December 31, 2005 Consumers were offered the opportunity to pull ahead contracts scheduled to mature from January through April 2006). GM will determine the periods during which the pull ahead programs are offered. GM is responsible for the total net cost of each lease pull ahead program and will reimburse GMAC for its total net cost of this program as provided in Exhibit C. If the program results in a net benefit to GM and GMAC, they will share equally in such benefit.
     (a) GMAC will invoice to GM for vehicles returned in a particular month by the 5th Business Day of the following month as described in Exhibit C based on a good faith estimate of the average per vehicle impact on remarketing proceeds due to the pull ahead program. GM will pay GMAC the invoice amount by the 15th calendar day of that same month or if the 15th calendar day falls on a weekend or a holiday weekend, by the closest Business Day to the 15th calendar day or if the 15th calendar day is the same number of calendar days from two Business Days, by the Business day that precedes the 15th calendar day (“Due Date”). If GMAC does not invoice GM by the 5th Business Day, the Due Date will be extended by the same number of calendar days that GMAC delays invoicing GM, counted from the 5th Business Day through the date on which GMAC actually invoices GM.
     (b) GMAC will prepare a True-Up statement for GM; the owing party will make True-Up Payments once principally all eligible vehicles that did not pull ahead have been remarketed and it is possible to compare the remarketing proceeds of the vehicles that were pulled ahead to the remarketing proceeds of the eligible comparison vehicles that did not pull ahead. GM or GMAC, as applicable, will send an invoice to the other party by the 5th Business Day of the following month, and the owing party will pay the invoice amount to the other party by the 15th calendar day of that same month or if the 15th calendar day falls on a weekend or a holiday weekend, by the closest Business Day to the 15th calendar day or if the 15th calendar day is the same number of calendar days from two Business Days, by the Business day that precedes the 15th calendar day (“Due Date”). If the owed party does not invoice the other party by the 5th Business Day, the Due Date will be extended by the same number of calendar days that the owed party delays invoicing the other party, counted from the 5th Business Day through the date on which the owed party actually invoices the other party.
     Section 3.10 Residualizing Dealer-installed Options. GM and GMAC acknowledge that dealer-installed option sales are an important growth strategy for GM, for which GMAC may also realize growth benefits. GMAC currently allows certain specified dealer-installed options to be included in the contract residual value (“residualized”), as listed in the GMAC Residual Value Lease Guide. For options on the list that are specific to a vehicle model, GMAC will continue to residualize those options for the remainder of the existing model’s life cycle (i.e., until next major restyling). For options on the list that are available on multiple vehicle models (e.g., CD changer), GMAC will continue to residualize those options for the first four years following the Effective Date.

Other than as described above, GM or GMAC, from time to time, may request additions to the list, subtractions to the list, continuations of current list options beyond the time period agreed to above, options on new products, or changes to the amount of residualization. These requests will be reviewed and mutually agreed upon at the working level by members of both parties. If agreement is not reached, the request will be forwarded to the Coordinating Committee for resolution.
     Section 3.11 Participation in Market Update Meetings. GM will notify GMAC about scheduled GM “Market Update” meetings and, consistent with current and historical practice, GMAC will have the right, but not the obligation, to attend such meetings in its sole discretion. GM may also provide GMAC with notice of and, consistent with current and historical practice, an opportunity to attend other meetings pertaining to marketing plans, incentive strategies or tactics. GM will not be required to provide information that it deems in its good faith business judgment to be confidential or significantly burdensome to produce. GMAC may share information it receives with others who have a need to know to implement programs, consistent with GM’s Vehicle Sales Service and Marketing business unit’s program implementation timing and confidentiality of information.
     Section 3.12 Service Standards. GMAC will continue to provide high levels of service to GM, GM Dealers, and Consumers consistent with current and historical practice. GMAC will actively work to increase the ease of doing business, completing transactions, and resolving disputes with GM, GM Dealers, and Consumers. Neither GM nor GMAC will take any corporate-wide actions that adversely impact the image of the other party.
ARTICLE IV
TERM; TERMINATION
     Section 4.1 Term. The initial term of this Agreement commences on the date of this Agreement and, unless earlier terminated as provided for in Section 4.2, expires on the 10th anniversary (i.e., November 30, 2016). Upon the expiration of the initial or any renewal term of this Agreement, the term of this Agreement will be automatically renewed for an additional one-year period. For purposes of this Agreement, “Term” means the initial term and any renewal term. Notwithstanding the above, the duration of Implementing Agreements will be governed by provisions concerning term and termination contained in such Implementing Agreements.
     Section 4.2 Termination. This Agreement may be terminated as follows:
     (a) by either party at the end of the Term upon 3 years notice prior to the end of any Term;
     (b) by either party upon the 60th day after giving written notice to the other party of material breach of this Agreement by such other party, if such material breach has not been cured to the reasonable satisfaction of the non-breaching party on or before such 60th day; or
     (c) to the extent that any Governmental Authority requires GM or GMAC to terminate this Agreement or any material obligation(s) under, then any such termination will be effective as of the effective date of such required termination.

     Section 4.3 Obligations Upon Expiration or Termination. Upon the expiration or termination of this Agreement for any reason, GM and GMAC will:
     (a) to the extent reasonably requested by either party, fully cooperate in any transfer of any servicing functions contemplated by this Agreement to a third party; and
     (b) complete performance of any pending, “in-progress” obligations according to such standards, including confidentiality, security and accuracy, as were in effect under this Agreement prior to its termination and compensate each other for such services to the same extent as if such services had been performed during the Term of this Agreement.
The provisions of Article IX will survive the expiration or termination of this Agreement for three years.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     GM and GMAC each hereby represent and warrant to the other party that, as of the date hereof:
     (a) It is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed and has all requisite power and authority to enter into and perform all of its obligations under this Agreement.
     (b) The execution, delivery and performance of this Agreement by it have been duly authorized by all requisite action on its part.
     (c) This Agreement constitutes a valid and binding obligation of it and is enforceable against it in accordance with its terms.
     (d) The execution and performance of this Agreement by it will not (i) violate any provision of applicable law, (ii) conflict with the terms or provisions of its organizational or governance documents, or any other material instrument relating to the conduct of its business or the ownership of its property or (iii) conflict with any other material agreement to which it is a party or by which it is bound.
     (e) There are no actions, suits, proceedings or other litigation or governmental investigations pending or, to its knowledge, threatened, by or against it with respect to this Agreement or in connection with the Dealings contemplated by this Agreement.
     (f) There is no order, injunction, or decree outstanding against, or relating to, it that could reasonably be expected to have a material adverse effect upon its ability to perform its obligations under this Agreement.

ARTICLE VI
INTELLECTUAL PROPERTY/TRADEMARK
In accordance with the Intellectual Property License Agreement between GM and GMAC, GM and GMAC have each granted the other party a worldwide license to use and display its various names, trademarks, service marks and copyrights for the purpose of performing the services contemplated by this Agreement.
ARTICLE VII
AUDITS BY THE PARTIES
For Compliance Audits and to facilitate audits, reviews, and investigations by Government Authorities, GM and GMAC will provide the other party and, subject to the execution of appropriate and reasonable confidentiality agreements, its agents, upon not less than five Business Days prior notice, reasonable assistance and access, during regular business hours, to its files, books, and records pertaining to the services contemplated by this Agreement. Neither GM nor GMAC may perform Compliance Audits more than once in any six-month period. Any Compliance Audit will be limited in duration, manner, and scope reasonably necessary and appropriate to confirm compliance with the terms and conditions of this Agreement.
ARTICLE VIII
LIABILITY AND REMEDIES
     Section 8.1 Liability. Each party will be liable in contract for the breach of its obligations, covenants, and agreements under this Agreement, and will not be liable to the other party: (i) under tort, except for gross negligence or willful misconduct; (ii) for equitable claims (but not including any equitable remedies); or (iii) for claims arising out of any contract with any customer, dealer, or other third party or otherwise in connection with their relationship with such Persons except as provided in Article III of this Agreement.
     Section 8.2 Limitation of Liability. Neither party is liable under Section 8.1 for any:
     (a) damages caused by a Force Majeure Condition as defined in Section 10.13; or
     (b) indirect, incidental, consequential, or non-economic damages.
     Section 8.3 Equitable Remedies Permitted. Nothing in this Article limits or restricts either party’s ability to seek equitable remedies, including specific performance.
     Section 8.4 Liquidated Damages. The parties acknowledge that although the determination of the exact amount of damages would be difficult, the fees provided in Article III are a reasonable estimate of the damages that GM would incur if GMAC failed to meet the *** Target or either *** Target. The *** Fee, *** Fee, and the Rate Reduction are liquidated damages and are not to be construed as penalties.

ARTICLE IX
CONFIDENTIALITY
     Section 9.1 Nondisclosure.
     (a) Neither party will use or disclose any Confidential Information of the other party or the terms, conditions and provisions of this Agreement except (i) to its Representatives to the extent reasonably necessary to perform its obligations under this Agreement or any other services agreements between the parties, (ii) to the extent expressly consented to by the other party or (iii) upon at least ten Business Days’ written notice to the other party, to the extent required to be disclosed by any of the following: (A) order of a court of competent jurisdiction, administrative agency or governmental body; (B) by subpoena, summons or other legal process; (C) law, regulation or rule; (D) applicable regulatory or professional standards; or (E) in connection with any judicial or other adjudicatory proceeding in which GM or GMAC is a party; provided, however, that the party required to make any disclosure otherwise in contravention of Section 9.1 will, if possible, promptly notify the other party of any such requirement so that such other party, at its sole cost and expense, may seek an appropriate protective order.
     Section 9.2 Survival. The provisions of this Article IX survive the expiration or termination of this Agreement and remain in force and effect for five years following expiration and termination of this Agreement for GMAC’s pricing model and three years following expiration or termination of this Agreement for all other Confidential Information.
     Section 9.3 Information Security.
     (a) GM and GMAC will take all necessary technical and organizational precautions to ensure that each other’s Confidential Information is protected from unauthorized access, alteration, disclosure, erasure, manipulation and destruction by third parties while such information is in its possession or control and will ensure that such information is not processed in other ways contradictory to privacy and/or data protection laws.
     (b) Upon written request, GM and GMAC will provide each other reasonable information regarding the processing of such information, including where and how such information is stored, who has access to such information and why and what security measures are taken to ensure that such information is protected from unauthorized access, alteration, disclosure, erasure, manipulation and destruction while in its possession or control.
     (c) GM and GMAC will maintain sufficient procedures to detect and respond to security breaches involving Confidential Information and will inform each other as soon as practicable when either of them suspects or learns of malicious activity involving such Confidential Information, including an estimate of the activity’s effect on the other party and the corrective action taken.
     Section 9.4 Data Privacy
     (a) GM and GMAC each will treat Confidential Personal Information confidentially and use or disclose Confidential Personal Information only in connection with providing

Consumer Financing Services and their other obligations under this Agreement. GM and GMAC each will restrict disclosure of Confidential Personal Information to their employees or agents who have a need to know such information in connection with providing Consumer Financing Services and the performance of the parties’ obligations under this Agreement.
     (b) Unless otherwise prohibited by law, GM and GMAC each will immediately notify the other party of any legal process served on such party for the purpose of obtaining Confidential Personal Information and, prior to disclosure of any Confidential Personal Information in connection with such process, use its reasonable best efforts to give the other party adequate time to exercise its legal options to prohibit or limit such disclosure.
     (c) GM and GMAC each will implement appropriate measures designed to meet the following objectives: (i) ensure the security and confidentiality of Confidential Personal Information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the person about whom the Confidential Personal Information refers.
     (d) Within ten days following termination of this Agreement or ten days following the completion of a project for which the Confidential Personal Information has been provided, whichever first occurs, upon the other party’s request, GM or GMAC, as the case may be, will (i) return the other party’s Confidential Personal Information to such other party or (ii) certify in writing to the other party that such Confidential Personal Information has been destroyed in such a manner that it cannot be retrieved.
     (e) GM and GMAC will notify each other promptly upon the discovery of any loss, unauthorized disclosure, unauthorized access or unauthorized use of the Confidential Personal Information and will indemnify the other party and hold the other party harmless for such loss, unauthorized disclosure, unauthorized access or unauthorized use, including attorney’s fees.
     (f) If GM and GMAC intend to exchange Confidential Personal Information or any other personal information regarding individuals located outside the United States, the parties will take appropriate steps, including using reasonable efforts to obtain consents from the GM Dealers or other Persons if necessary, and execute ancillary agreements to ensure compliance with the data privacy laws in such jurisdiction. Similarly, if any Governmental Authority in the United States enacts laws or regulations that relate to the exchange of dealer or other third party information under this Agreement, the parties will take appropriate steps to ensure compliance with such laws or regulations.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement (by operation of law or otherwise) to any party other than one of its Subsidiaries without the consent of the other party hereto, which consent will not be unreasonably withheld; provided that any assignment or transfer to any Subsidiary will not relieve any party of its obligations under this Agreement.
     Section 10.2 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, confers upon any person or entity, other than the parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     Section 10.3 Waiver. The failure of any party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, will not operate or be construed as a waiver of any default, right, or remedy or of that party’s right to insist upon strict compliance in the future. No waiver of any term, condition, or other provision of this Agreement is effective against a party unless acknowledged by such party in writing.
     Section 10.4 Unenforceability. If a court of competent jurisdiction holds any one or more of the provisions of this Agreement to be unenforceable in any respect under the laws of any state of the United States or any other applicable jurisdiction, such unenforceability will not affect any other provision. In such event, the parties will substitute a provision that is as close as possible to the intent of the original unenforceable provisions.
     Section 10.5 Headings. Headings used in this Agreement are for reference purposes only and will not to be deemed a part of this Agreement or used in the interpretations of the substantive provisions of it.
     Section 10.6 Governing Law. This Agreement is governed by, and construed and enforced in accordance with the laws of the State of New York, excluding any conflict of law provisions that would require application of any other law.
     Section 10.7 Dispute Resolution. Any dispute, controversy, claim, or disagreement arising from or in connection with this Agreement (“Dispute”), will be exclusively governed by and resolved in accordance with the provisions of this Section 10.7. Except as provided in this Section 10.7, neither party will seek judicial relief of any Dispute.
     (a) Any Dispute which cannot be resolved at the working level will in the first instance be submitted to the Coordinating Committee, whenever practical via notice with reasonable detail to each member in advance of the next scheduled meeting.
     (b) If at formal meeting or within 10 Business Days thereafter (unless a different time is agreed to by the Coordinating Committee) the Coordinating Committee is unable to resolve any such Dispute, it will immediately be escalated to the GMAC President Auto Finance and the GM Treasurer, or their designees for the particular matter, for resolution.
     (c) Any Dispute under this Agreement which is not resolved by the GMAC President Auto Finance and the GM Treasurer (or their designees for the particular matter) within 30 days of submission to them will immediately be escalated to the GMAC CEO and GM CFO. If a Dispute is not resolved within 90 days of the date of escalation to the GMAC Auto President and GM Treasurer, either party may pursue legal remedies.

     (d) Each party agrees that any suit, action or proceeding against the other party arising out of or relating to this Agreement or any transaction contemplated hereby will be brought in any federal or state court located in the city, county and State of New York, and each party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in this Agreement for notice will be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (e) This Section 10.7 will not limit either party’s right to apply to a court of competent jurisdiction for equitable, provisional relief with respect to any Dispute pending the resolution of the Dispute pursuant to this Section 10.7.
     Section 10.8 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between GMAC and GM with respect to the subject matter of this Agreement and, except to the extent otherwise contemplated by this Agreement, supersedes all previous oral and written agreements, proposals, negotiations, representations, commitments, and other communications among the parties with respect to its subject matter. Notwithstanding the foregoing, to the extent Dealings related to Consumer Financing are not covered by this Agreement or another agreement between GM and GMAC, GM and GMAC will address such situation and enter into a separate agreement, consistent with current and historical practice in the United States and the spirit of this Agreement.
     Section 10.9 Amendments. This Agreement may not be revised, discharged, altered, amended, modified, or renewed except by a writing signed by duly authorized representatives of the parties.
     Section 10.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.
     Section 10.11 Publicity. Neither party, without the prior written approval of the other party, will publicly announce or disclose the terms of this Agreement, except as required by law (subject, in each case, to giving the other party notice as promptly as possible of its intention to make such announcement or disclosure and providing the other party an opportunity to comment upon the content of such announcement or disclosure).
     Section 10.12 Notices. Except for notices, requests, and other communications regarding operational matters (e.g., drafting authorizations, credit line suspension notices) which each party currently sends, and has historically sent, to individuals at the operating levels of the other party (“Operational Notices”), all legal notices, requests, and other communications to any party hereto required by or permitted under this Agreement (“Notices”) must be in writing (including facsimile transmittal) and sent to the addresses indicated below:

To GM:
GM Treasurer
767 Fifth Avenue, 14th Floor
New York, NY 10153
Facsimile: 212-418-3630
with a copy to:
Executive Director, VSSM Finance
Mail Code 482-A39-B86
100 Renaissance Center
PO BOX 100
Detroit, MI 48265
Fax: 313-667-5260
To GMAC:
President Auto Finance
Mail Code 482-B12-D2
200 Renaissance Center
PO BOX 200
Detroit, MI 48265
Facsimile: 313 665 6309
with a copy to:
General Counsel
Mail Code 482-B09-B11
200 Renaissance Center
PO BOX 200
Detroit, MI 48265
Facsimile: 313 665 6189
or at such other address to the attention of such other person as either party may designate by notice to the other party hereto. All Notices are deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any Notice is deemed not to have been received until the next succeeding Business Day in the place of receipt.
Operational Notices will be deemed to be given and received in any manner consistent with current and historical practice., Notice will be deemed given and received as follows: (a) if given by facsimile, when the facsimile is transmitted to compatible equipment in the possession of the recipient and confirmation of complete receipt is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours; (b) if hand delivered to a party against a receipted copy, when the copy is receipted; (c) if given by a nationally recognized and reputable overnight delivery service, the day on which the notice is actually received by the party; or (d) if given by certified mail, return receipt requested, postage prepaid, two Business Days after it is posted with the United States Postal Service.

The provisions above governing the date on which a Notice is deemed to have been received by a party means and refers to the date on which a party, and not its counsel or other recipient to which a copy of the Notice may be sent, is deemed to have received the Notice.
If a Notice is tendered pursuant to the provisions of this Agreement and is refused by the intended recipient, the Notice will nonetheless be deemed to have been given and is effective as of the date provided in this Agreement.
In any event, any Notice given to a party in a manner other than that provided in this Agreement that the party actually receives, is effective with respect to the party on receipt.
     Section 10.13 Force Majeure. Neither GM nor GMAC is liable for a delay in performance or failure to perform any obligation under this Agreement to the extent such delay is due to causes beyond its control and is without its fault or negligence, including natural disasters, governmental regulations or orders, civil disturbance, war conditions, acts of terrorism or strikes, lock-outs or other labor disputes (“Force Majeure Condition”). The performance of any obligation suspended due to a Force Majeure Condition will resume as soon as reasonably possible as and when the Force Majeure Condition subsides.
     Section 10.14 Relationship of Parties. Nothing contained in this Agreement will be construed as creating a joint venture, association, partnership, franchise, or other form of business or relationship, and nothing contained in this Agreement will be construed as making a party liable for the debts or obligations of the other party, unless expressly provided in this Agreement.
     Section 10.15 Effective Date. This Agreement is effective on the date provided in the first paragraph of this Agreement.
     Section 10.16 Designated Incorporation. The parties understand and agree that the provisions of Section 2 of the Master Services Agreement of the date herewith between GM and GMAC and certain Subsidiaries are hereby incorporated by reference into this Agreement.

     IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this United States Consumer Financing Service Agreement.

GENERAL MOTORS CORPORATION
By: /s/ Walter G. Borst
Name: Walter G. Borst
Its: Treasurer

GMAC LLC
By: /s/ Sanjiv Khattri
Name: Sanjiv Khattri
Its: Executive Vice President and Chief Financial
Officer